Exhibit 10.02

Amendment No. 1 to

Haynes International, Inc.

2009 Restricted Stock Plan

Article I

Amendment

Section 5.02(d) of the Haynes International, Inc. 2009 Restricted Stock Plan (the “Plan”) is hereby deleted in its entirety and replaced with the following:  “Notwithstanding any provision of Subsection (a) to the contrary, if an Employee or a Non-Employee Director either dies or Terminates Employment because of Disability while in such employment or directorship, then the restrictions set forth in Subsection (a) shall lapse on the day of such event as to all Shares subject to a Restricted Stock Award.”

Article II

Savings Clause

Except as specifically amended hereby, all other provisions of the Plan shall remain unaltered and in full force and effect.  Capitalized terms used but not defined herein shall have the meanings ascribed to them in the Plan.